Exhibit 10.62

*** TEXT OMITTED AND SUBMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

FINDER’S AGREEMENT

This Finder’s Agreement is entered into this 9th day of April, 2010 by and among Luye Pharma Group Limited, a corporation headquartered at 137 Telok Ayer Street #05-05, Singapore 068602 and organized under the laws of Bermuda and its Affiliates, including specifically Shandong Luye Pharmaceutical Co. Ltd., headquartered at No. 9 Baoyuan Road, Laishan District, Yantai, Shandong, Peoples Republic of China 264003, organized under the laws of Peoples Republic of China (collectively, “Luye”) on the one hand and Napo Pharmaceuticals, Inc., a Delaware corporation, headquartered at 185 Berry Street, Suite 1300, China Basin Building, San Francisco, California 94107 USA (“Napo”) on the other hand.

RECITALS AND RATIONALE

WHEREAS, Luye has the exclusive right to market, commercialize, sell and distribute Product(s) within the Territory;

WHEREAS, Napo is very committed to the development and commercialization of crofelemer worldwide

WHEREAS, due to Napo’s work in the global health community, and more specifically, with experts in the global pediatric health community, Napo is in a unique position to identify suitable prospective development and commercialization partners for Product(s) in the Territory;

NOW, THEREFORE, the parties agree as follows:

1.                                      PURPOSE.  Luye and Napo agree that it is in the best interests of both parties to identify a pharmaceutical company partner, located in the Territory, with the resources and experience in the gastro-intestinal and/or pediatric markets to achieve the development, regulatory approval and distribution of Crofelemer, in the Territory, for acute infectious diarrhea, chronic diarrhea, and pediatric diarrhea.

2.                                      DEFINITIONS

As used in this Agreement, the following words will have these meanings ascribed to them:

2.1                               “Affiliate” means and includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a party, where control means the ownership or control, directly or indirectly, of more than fifty percent of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors, managers or other governing authority, as of the Effective Date and while this Agreement is in effect, provided, however, that such entity shall be considered an Affiliate only for the time during which such control exists.

2.2                               “Alliance Agreement” means that certain Alliance Agreement dated May 23, 2005 between Napo and Luye.

2.3                               “Agreement” means this Finder’s Agreement, together with any exhibits, schedules, amendments and addenda hereto.  The Agreement has been drafted and negotiated jointly by the parties, and therefore, any rule that an ambiguity shall be construed and interpreted in favor of the non-drafting party shall not apply.

2.4                               “Crofelemer” means the proprietary, non-secretory anti-diarrheal that is identified as oligomeric proanthocyanidin (OPC) of varying chain lengths with an average molecular weight of approximately 2000 daltons, and including any Improvements thereto.

2.5                               “Effective Date” means the date entered in the preamble above.

2.6                               “Improvement” shall mean any modification to a compound, product or technology or any discovery, technology, device or process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology

2.7                               “Licensed Product” means any form or dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale by prescription, over-the-counter, dietary supplement, food or any other method that contains Crofelemer as an active ingredient (including a Licensed Product that contains Crofelemer as an active ingredient together with one or more other active ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), and any Improvements thereto.

2.8                               “Luye” means Luye Pharma Group Limited (formerly, AsiaPharm Investment Limited), as set forth in the preamble of the Agreement, and/or any of its Affiliates.

2.9                               “Napo” means Napo Pharmaceuticals, Inc., as set forth in the preamble of the Agreement, and/or any of its Affiliates.

2.10                        “Representative(s)” means, as to either party, such party’s Affiliates and its and their directors, officers, shareholders, employees, agents, advisors, consultants (including, without limitation, legal counsel and accountants) and controlling persons (where the term “person” is broadly interpreted to include, without limitation, any corporation, partnership or other entity or any individual)

2.11                        “Sublicense Agreement” means an agreement, together with any ancillary agreements that Napo believes are required, executed by Napo, on behalf of Luye, with a company partner in the Territory, sublicensing all rights in Crofelemer granted to Luye pursuant to the Alliance Agreement.

2.12                        “Territory” means the People’s Republic of China (including Hong Kong and Macau).

3.                                      NAPO’S “FINDING” SERVICES.

3.1                               Luye’s Authorization to Napo.  Luye hereby authorizes Napo (i) to find for Luye a pharmaceutical company partner, located in the Territory, (ii) to negotiate such terms, as Napo, in its sole discretion, deems appropriate, for the sublicense of all Luye’s rights to develop and commercialize Crofelemer, granted to Luye (iii) to execute a Sublicense Agreement on behalf of Luye and (iv) subject to Section 3.5 below, to legally bind Luye in a Sublicense Agreement.

3.2                               No Shop Covenant of Luye.  The foregoing authorization is granted by Luye on behalf of Luye and its Representatives.  During the term of this Agreement, while Napo is serving Luye as a finder under this Agreement, Luye will not independently seek, directly or through a third party, a company partner for any purpose relating to Crofelemer.

3.3                               Limited Representation by Napo.  To fulfill the purpose of this Agreement, as described in Section 1 above, and solely for such purpose, Napo shall, without any further authorization from Luye, be permitted to fully represent Luye’s interests with respect to its rights to Crofelemer in the Territory.

3.4                               Transfer from Luye.  Upon Napo’s execution of a Sublicense Agreement on behalf of Luye, Luye shall transfer, as soon as possible, to the third party sublicensee the following items:

A.                                    The complete Chinese translation of the Regulatory Package (as defined in the Alliance Agreement) from the English version originally delivered to Luye by Napo;

B.                                    The documentation for the scaled up API manufacturing procedure written in Chinese;

C.                                    The formulation technology developed by Luye for both the 125mg tablet and the 250mg tablet written in Chinese; and

D.                                    The Chinese protocol of clinical trials required by SFDA for registration of clinical indication of adult infectious diarrhea caused by E. coli.

3.5                               No Financial Contribution from Luye.  Luye shall have no financial requirements under such Sublicense Agreement; and, upon Luye’s delivery of items A through D in Section 3.4 above, Luye shall have no further operational responsibilities other than providing the sublicense as contemplated.

3.6                               Limitation of Liability for Luye.  Luye has the full right, power and legal capacity not to execute documents delivered by Napo beyond the scope of authorization in this Agreement.  Napo shall indemnify and hold Luye harmless from any and all actual losses claims, including but not limited to any and all demands, liabilities, obligations, deficiencies, losses, actions, suits, proceedings, assessments and judgments, including reasonable legal fees relating thereto, that arise from, or are connected with, any breach by Napo of the representations and any breach by Napo under this Agreement.

4.                                      RETURN TO LUYE AND NAPO’S COMPENSATION.

4.1                               Luye’s Return in the Sublicense Agreement.  In consideration for a sublicense of all Luye’s rights in Crofelemer, the Sublicense Agreement will provide a return to Luye of [***] percent ([***]%) of all proceeds, including up-front fees, license fees, milestone payments, royalties and any non-cash proceeds, to be paid by the company partner under the Sublicense Agreement on net sales of Licensed Products in the Territory.  The term “net sales” shall be defined in the Sublicense Agreement.

4.2                               Compensation to Napo.  In consideration for Napo’s services rendered to Luye under this Agreement, the Sublicense Agreement will provide that Napo is entitled to, and will receive, [***]percent ([***]%) of proceeds, including up-front fees, license fees, milestone payments, royalties and any non-cash proceeds to be paid by the company partner under the Sublicense Agreement on net sales of Licensed Products in the Territory.

4.3                               Expenses.  Napo will absorb its own expenses with respect to any and all activities undertaken in performing the services as finder under this Agreement.

4.4                               Substitution of Terms.  Upon the full execution of a Sublicense Agreement and delivery by Luye of the items in Section 3.4, the terms of the Sublicense Agreement relating to financial returns for both Luye and Napo will replace in their entirety the financial terms of the Alliance Agreement.

4.5                               Limitation of Liability for Napo.  Luye shall indemnify and hold Napo harmless from any and all actual losses claims, including but not limited to any and all demands, liabilities, obligations, deficiencies, losses, actions, suits, proceedings, assessments and judgments, including reasonable legal fees relating thereto, that arise from, or are connected with, any breach by Luye under this Agreement.

5.                                      TERM AND TERMINATION

This Agreement will commence on the Effective Date, and will remain in effect, until the purpose for which authorization is granted to Napo in Section 3.1 has been accomplished, unless sooner terminated by Napo upon written notice to Luye.  In the event that Napo were to terminate this Agreement for any reason, the Alliance Agreement will remain in effect, unless terminated by its terms.

6.                                      GENERAL AND MISCELLANEOUS

6.1                               Amendments and Modifications; No Waiver.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by a duly authorized signatory of each of the parties hereto.  No supplement, modification or waiver of the Agreement shall be binding unless executed in writing by the parties.  No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver in any one instance constitute a continuing waiver unless otherwise expressly provided.

*** Confidential Treatment Requested

6.2                               Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Napo may assign the Agreement without Luye’s consent in the event of (i) a merger or acquisition of Napo by a third party or (ii) a sale of substantially all of Napo’s assets to a third party.

6.3                               Successors and Assigns.  This Agreement shall operate for the benefit of and be binding upon successors in title and permitted assigns of each party.

6.4                               Attorneys’ Fees.  If arbitration, or any legal action to enforce an arbitration decision, is commenced by either party, the prevailing party in such arbitration shall be awarded reasonable attorneys’ fees, expert and non-expert witness fees and costs, and other expenses incurred directly in connection with the arbitration or legal action, including but not limited to, the fees and expenses of the arbitrator(s) and any other expenses of the arbitration and enforcement action, in addition to any other relief granted.

6.5                               Breaches.  Each party acknowledges its responsibility for the conduct of its Representatives, and is liable to the other party for breaches by its Representatives of any of the terms and conditions of this Agreement.

6.6                               Chinese Version of Agreement; Counterparts.  As soon as practicable after the Effective Date, the parties will execute a Chinese version of this Agreement.  However, in the event of any ambiguity or contractual dispute, the English version will be the regarded as the official version and the English interpretation will prevail.  Both the English version and the Chinese version of this Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same instrument.  Signatures transmitted by facsimile, if identifiable, legible, and complete will be regarded as original signatures.  Napo shall be responsible for obtaining the Chinese translation of this Agreement, and Napo shall bear the expense of such translation.  The accuracy of the Chinese translation shall be confirmed by both Napo and Luye.

6.7                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto pertaining the finder’s arrangement expressly addressed in this Agreement and, to the extent that any term or provision in this Agreement expressly conflicts with a prior written term sheet or communication, then this Agreement shall prevail and shall supersede such prior written term sheet or communication; and, similarly, this Agreement shall supersede any and all oral communications with respect to any matter expressly addressed herein. For clarity, this Agreement shall have no effect on, and no bearing on, the Alliance Agreement, which shall remain in full force and effect.

6.8                               Further Acts.  Both parties agree to take such further acts and to execute and deliver such additional instruments or documentation, during the term of this Agreement and thereafter, as may be necessary or advisable to give effect to the purpose and intent of this Agreement and to protect their respective interests.

6.9                               Injunctive or Interim Relief.  Both parties recognize and agree that breach of the obligations in the Agreement may result in irreparable harm to the other party,

which harm may be difficult to quantify, and that neither party will have an adequate remedy at law for such a breach.  Therefore, each party agrees to waive any defense that the other party has an adequate remedy at law and agrees that the other party may enforce its rights in equity by injunctive or other equitable relief.  Both parties also waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief to the extent permissible by applicable Chinese law.  An aggrieved party shall have the right to a preliminary injunction without a showing of actual damages, unless there exists a statutory prohibition on the waiver of such showing of actual damages.

6.10                        Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.  The remainder of this Agreement will remain in full force and effect.

6.11                        Jurisdiction, Venue and Governing Law.  The interpretation and enforcement of this Agreement shall be governed by the laws of Singapore.  In the event that any dispute arises in connection with this agreement except for any disputes relating to intellectual property infringement or breach of confidentiality, resolution shall be addressed by arbitration.  The venue of such arbitration shall be the Singapore International Arbitration Centre in accordance with the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”).  The arbitration rules of the World Intellectual Property Organization (“WIPO”), applicable to signatories of the New York Convention shall govern any arbitration proceeding.  The breaching party hereby consents to the jurisdiction and venue of an arbitrator or arbitrator(s) in Singapore.  Each party agrees to remit promptly one half of the registration fee, administration fee, arbitrator fee and any other applicable fees, as determined by the then-applicable fee schedule for WIPO.  The prevailing party in the arbitration shall be entitled to reimbursement from the other party for all WIPO fees remitted by such party to initiate arbitration and throughout the arbitration proceeding.  The parties agree that any arbitration decision so rendered shall be final and conclusive.

6.12                        Conduct of Representatives.  Both parties agree that each will be solely responsible for compliance by its Representatives.

6.13                        No Third Party Beneficiaries.  The parties do not intend to create any rights in favor of any third parties by entering into this Agreement, and, in the event that either party fails to perform any obligation under the Agreement, no third party shall have any cause of action arising out of such failure.

6.14                        Notices.  All notices required by this Agreement shall be in writing.  All notices shall be delivered by a trackable method, such as facsimile (or similar trackable electronic communication), telegram or mail (via first class mail or private courier, postage prepaid) to the parties at the address indicated for each in the preamble of this Agreement, or such other addresses as may be designated in writing by the respective parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers and this Agreement will be effective as of the Effective Date.

Napo Pharmaceuticals	Luye Pharma Group Limited

/s/ Lisa A Conte	/s/ Liu Dianbo
Lisa A. Conte	Liu Dianbo
Chief Executive Officer	Executive Chairman